Exhibit 10.1

FRESH VINE WINE, INC.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into as of March 11, 2022 (the “Effective Date”), by and between Fresh Vine Wine, Inc., a Nevada corporation (the “Company”), and Janelle Anderson (“Executive”) (the Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties”).

Background

A.       Executive is a party to that certain Second Amended and Restated Employment Agreement dated effective as of September 17, 2021, pursuant which Executive serves as an employee of the Company in the capacity of Chief Executive Officer (the “Employment Agreement”);

B.       The Company has adopted the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (the “Plan”) to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, certain key consultants and directors of the Company, under which shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) have been reserved for issuance;

C.       Section 3(c)(iii) of the Employment Agreement provided that, on the initial closing date of the Company’s initial public offering (the “IPO”), the Company would grant to Executive a stock option to purchase a number of shares of Common Stock equal to 3.5% of the Company’s outstanding Common Stock, calculated as of the closing date of the IPO and after giving effect to the Company’s sale and issuance of shares of Common Stock in the IPO, which stock option would be subject to vesting based on criteria to be determined by the board of directors on or prior to the grant date (the “Proposed IPO Option”);

D.       Because, in part, the vesting criteria had not been established, the Proposed IPO Option has not been granted to Executive; and

E.       In order to award Executive for her prior and future services to the Company, Executive and the Company desire to enter into this Agreement for the granting of stock options, which shall be in lieu of the Proposed IPO Option.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.       Incorporation by Reference. The terms and conditions of the Plan, a copy of which has been delivered to Executive, are hereby incorporated herein and made a part hereof by reference as if set forth in full. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control.

2.       Grant of Option; Purchase Price. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants from the Plan to Executive the right and option, hereinafter called the “Option”, to purchase all or any part of an aggregate of 427,001 shares of Common Stock (the “Shares”) at a purchase price per Share equal to $3.47, which price is intended to be at least 100% of the fair market value of the Company’s Common Stock on the grant date (determined in accordance with the Company’s procedures for calculating such fair market value).

Executive acknowledges and agrees that the Option granted pursuant to this Agreement is in lieu of (and not in addition to) the Proposed IPO Option and satisfies in its entirety the Company’s obligation to grant the Proposed IPO Option pursuant to Section 3(c)(iii) of the Employment Agreement.

3.       Exercise and Vesting of Option. The Option shall be exercisable only to the extent that all, or any portion of the Option, has vested in Executive. Each date on which Shares vest in Executive, as set forth in subsection (a) and (b) of this Section 3, is referred to herein as a “Vesting Date.” Except as provided in paragraph 4, the Option shall vest in Executive and become exercisable in three installments in amount as nearly equal as possible on the six (6) month, one (1) year and two (2) year anniversaries of the date of grant, as set forth below:

No. of Shares	Vesting Date
142,334	September 11, 2022
142,334	March 11, 2023
142,333	March 11, 2024

4.       Termination of Relationship with the Company. In the event that Executive shall cease to be employed by the Company (for any reason or no reason, and regardless of whether ceasing to be an employee is voluntary or involuntary on the part of Executive) prior to a Vesting Date, that part of the Option scheduled to vest on the Vesting Date shall not vest and all of Executive’s rights to and under such non-vested portion of the Option shall terminate.

5.       Term of Option. Except as otherwise provided in this Agreement, the Option shall be exercisable for ten (10) years from the date of this Agreement; provided, however, that in the event Executive ceases to be employed by the Company (for any reason or no reason, and regardless of whether ceasing to be an employee is voluntary or involuntary on the part of Executive), Executive or his/her legal representative shall have ninety (90) days from the date of such termination, or, if earlier, upon the expiration date of the Option as set forth above, to exercise any part of the Option. Upon the expiration of such ninety (90) day period, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

6.       Rights of Option Holder. Executive, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of all or any part of the Option (or, if applicable, Shares have been recorded as book entries in the corporate records of the Company). Nothing contained in this Agreement shall be deemed to grant Executive any right to continue to continue as a member of the Board or in the employ of the Company for any period of time or any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Executive, Executive’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

7.       Transferability. The Option shall not be transferable except to the extent permitted by the Plan.

8.       Securities Law Matters. Executive acknowledges that the Shares to be received by him or her upon exercise of the Option may have not been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Securities Acts”). If such Shares have not been so registered, Executive acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares received by him or her or to assist him or her in complying with any exemption from such registration if he or she should at a later date wish to dispose of the Shares. Executive acknowledges that if not then registered under the Securities Acts, the Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

“The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the Company may require that the availability or any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company.”

9.       Executive Representations. Executive hereby represents and warrants that Executive has reviewed with his or her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Executive is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Executive understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement. The Option, if exercised, will be exercised for investment and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

10.       Notices. All notices and other communications provided in this Agreement will be in writing and will be deemed to have been duly given when received by the party to whom it is directed at the following addresses:

If to the Company:

Fresh Vine Wine, Inc.
505 Highway 169 North, Suite 255

Plymouth, MN 55441

Attn: Chief Financial Officer

If to Executive:

To Executive’s most recent residential address known by the Company or any other address Executive may provide to the Company in writing.

11.       General.

(a) The Option is granted pursuant to the Plan and is governed by the terms thereof. The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

(b) This Agreement may be amended only by a written agreement executed by the Company and Executive.

(c) This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to matters covered herein and shall not be modified except in accordance with paragraph 11(b) of this Agreement.

(d) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(e) Each party hereto agrees to execute such further papers, agreements, assignments or documents of title as may be necessary or desirable to effect the purposes of this Agreement and carry out its provisions.

(f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall be constitute but one in the same agreement. Delivery of an executed counterpart of a signature page by facsimile or other means of electronic transmission utilizing reasonable image scan technology (or DocuSign technology) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(g) If the parties should have a dispute arising out of, or relating to, this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 11(g); (ii) during the 30-day period following the delivery of the notice described in this Section 11(g) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Minnesota in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, that the law applicable to any controversy shall be the laws of the state of Nevada, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (1) discovery shall be allowed and governed by the Rules, and (2) the award or decision shall be rendered by a single arbitrator who shall be appointed by mutual agreement of the Company and Executive. In the event of failure of the parties subject to the dispute to agree within 30 days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the completion of the selection of the single arbitrator, an award or decision shall be rendered within no more than 30 days. Failure of the arbitrator to meet the time limits of this subsection will not be a basis for challenging the award. The arbitrator will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the arbitrator. The arbitrator may elect to award attorneys’ fees and other related costs payable by the losing party to the successful party. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED UNDER THIS AGREEMENT.

(h) This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Nevada, without regard to its conflicts-of-law principles; provided that if the jurisdiction of incorporation of the Corporation is a jurisdiction other than Nevada, then this Agreement shall instead be governed by the laws of the jurisdiction of incorporation of the Corporation, without regard to its conflicts-of-law principles.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the date first written above.

EXECUTIVE:
/s/ Janelle Anderson
Name: Janelle Anderson

FRESH VINE WINE, INC.
By:	/s/ Damian Novak
Name:	Damian Novak
Title:	Executive Chairman

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